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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                        INFORMATICA CORPORATION-DELAWARE



        The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and know, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

                                    ARTICLE I

        The name of the Corporation is Informatica Corporation-Delaware (hereinafter called the "Corporation").

                                   ARTICLE II

        The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The nature of the business and the purposes to be conducted and promoted by the Corporation shall be: To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        A. CLASSES OF STOCK

        This Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" with a par value of $0.001 per share ("Common Stock") and "and "Preferred Stock." with a par value of $0.001 per share ("Preferred Stock"). The total number of shares which the Corporation is authorized to issue is One Hundred Ten Million One Hundred Seventy Thousand (110,170,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock and Ten Million One Hundred Seventy Thousand (10,170,000) shares shall be Preferred Stock.



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        The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Subject to applicable protective voting rights which have been or may be granted to the Preferred Stock, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

        B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK.

        The Preferred Stock may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Two Million Two Hundred Fifty Thousand (2,250,000) shares, the Series B Preferred Stock, which series shall consist of One Million (1,000,000) shares; the Series C Preferred Stock, which series shall consist of Two Million Six Hundred Forty Five Thousand (2,645,000) and the Series D Preferred Stock which series shall consist of Two Million Two Hundred Seventy-Five Thousand (2,275,000) shares are as set forth below in this Article IV(B).

        The Board of Directors of this Corporation (the "Board") is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights as set forth in Section 8 hereof which have been or may be granted to Preferred Stock or series thereof in Certificates of Determination or the Corporation's Certificate of Incorporation ("Protective Provisions"), the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board is also authorized to increase or decrease the number of shares of any series (other than Series A, Series B, Series C and Series D Preferred Stock), prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        The rights, preferences, restrictions and other matters relating to the Series A, Series B, Series C and Series D Preferred Stock are as follows:



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        1. DIVIDEND PROVISIONS.


                (a) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Corporation) on the Common Stock of this Corporation, in an amount per share equal to $0.0533, $0.08, $0.20 and $0.32 per annum, respectively, (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (each, individually, a "Recapitalization") with respect to the Series A, Series B, Series C and Series D Preferred Stock, respectively), when, as and if declared by the Board. Dividends on the Series A, Series B, Series C and Series D Preferred Stock, when, as and if declared, shall be paid pro rata to the holders of such shares on the basis of the relative preference to which each such series is entitled. Such dividends shall not be cumulative.

                        (i) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive dividends payable in Common Stock of the Corporation, out of any assets legally available therefor, pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series B, Series C and Series D Preferred Stock), when, as and if declared by the Board.

                (b) Notwithstanding Section 1(a) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation (i) issued to or held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase at cost or (ii) issued to or held by any person subject to the Corporation's right of first refusal to purchase such shares where the purchase is pursuant to the exercise of such right of first refusal in either case whether or not dividends on the Preferred Stock shall have been declared and paid or funds set aside therefor.


        2. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Preferred Stock in respect of such Preferred Stock before any amount shall be paid to the holders of Common Stock in respect of such Common Stock, in the following manner:

                (a) The holders of Series A Preferred Stock shall be entitled to receive an amount per share equal to $0.67 for each outstanding share of Series A Preferred Stock then held by each such holder (the "Original Series A Issue Price") plus all declared but unpaid dividends thereon, the holders of Series B Preferred Stock shall be entitled to receive an amount per share equal to $1.00 for each outstanding share of Series B Preferred Stock then held by each such holder (the



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"Original Series B Issue Price") plus all declared but unpaid dividends thereon, the holders of Series C Preferred Stock shall be entitled to receive an amount per share equal to $2.50 for each outstanding share of Series C Preferred Stock then held by each such holder (the "Original Series C Issue Price") plus all declared but unpaid dividends thereon, and the holders of Series D Preferred Stock shall be entitled to receive an amount per share equal to $4.00 for each outstanding share of Series D Preferred Stock then held by each such holder (the "Original Issue Price") plus all declared but unpaid dividends thereon (as adjusted to reflect any Recapitalization with respect to the Series A, Series B, Series C and Series D Preferred Stock, respectively). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the aggregate preferential amounts owed to each such holder.

                (b) After the distributions described in Section 2(a) above have been paid, the holders of Common Stock shall be entitled to receive an amount per share equal to the Weighted Average of the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price and the Original Series D Issue Price (as defined below) for each outstanding share of Common Stock, plus all declared but unpaid dividends thereon. The "Weighted Average of the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price and the Original Series D Issue Price" shall be the quotient of i) the sum of the product of the Original Series A Issue Price and the number of shares of Series A Preferred Stock outstanding, the product of the Original Series B Issue Price and the number of shares of Series B Preferred Stock outstanding, the product of the Original Series C Issue Price and the number of shares of Series C Preferred Stock outstanding and the product of the original Series D Issue Price and the number of Series D Preferred Stock outstanding; and ii) the sum of the number of shares of Series A Preferred Stock outstanding, the number of shares of Series B Preferred Stock outstanding, the number of shares of Series C Preferred Stock outstanding and the number of shares of Series D Preferred Stock outstanding. If upon the occurrence of such event, and after the distributions described in Section 2(a) hereof have been paid, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the aggregate preferential amounts owed to each such holder.

                (c) After the distributions described in Section 2(b) above have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A, Series B, Series C and Series D Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series B, Series C and Series D Preferred Stock).

                (d) EVENTS DEEMED A LIQUIDATION. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by and to include the consolidation, reorganization or merger of the Corporation with or into any other corporation or the sale by the Corporation of all or substantially all of its assets (or any series of related transactions resulting in the sale or other transfer of all or substantially all of its assets) unless the shareholders of the Corporation immediately prior to any such transaction are



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holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any shareholder or the Corporation owned immediately prior to such merger or reorganization as a shareholder of another party to the transaction shall be disregarded).

                (e) VALUATION OF SECURITIES AND PROPERTY. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Preferred Stock and Common Stock shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                        (i) If traded on a securities exchange, the value shall be deemed to the average of the security's closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the distribution;

                        (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                        (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

                The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i),
(ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least 50% of the outstanding Preferred Stock shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 2(e), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

                (f) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this paragraph IV(B)(2), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.



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        3. REDEMPTION.

                (a) On or at any time after the day that is five (5) years after the Original Issue Date (as defined in Section 4(c)(i)(4) below), on the date upon which the Corporation receives the written consent of the holders of more than fifty percent (50%) of the Series A Preferred Stock, Series B Preferred Stock, Series C or Series D Preferred Stock then outstanding with respect to a proposed redemption hereunder, this Corporation shall fix a date upon which it shall commence the redemption of the applicable series of Preferred Stock (the "Redemption Commencement Date"). This Corporation shall redeem from each holder of shares of such series of Preferred Stock, out of legally available funds, one-third (1/3) of the shares of each series of Preferred Stock to be redeemed held by each such holder on the Redemption Commencement Date, an additional one-third (1/3) of such shares on the first anniversary of the Redemption Commencement Date, and the remaining such shares on the second anniversary of the Redemption Commencement Date at the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price or Original Series D Issue Price, as applicable. Each such redemption shall be effected pro-rata within such series of Preferred Stock by paying in cash therefor a sum equal to the Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price or Original Series D Issue Price, as applicable, per share of such series of Preferred Stock, plus any declared but unpaid dividends to the date of the redemption of such shares (such total amount is hereinafter referred to as the "Redemption Price").

                (b) (I) At least 45 but no more than 60 days prior to the date fixed for any redemption of Preferred Stock (the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in
Section 3(b)(ii), on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        (ii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided here. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                        (iii) Three days prior to the Redemption Date, this Corporation shall deposit the Redemption Price of all outstanding shares of Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Prices of the Preferred Stock to the holders thereof upon surrender of their certificates. Any moneys deposited by this Corporation pursuant to this Section 3(b)(iii) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the Redemption Date shall be returned to this Corporation forthwith upon such conversion. The balance of any moneys deposited by this Corporation pursuant to this Section 3(b)(iii) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock and payment of any bond requested by the Company, to receive such monies but without interest from the Redemption Date.

                (iv) In the event of a call for redemption of any shares of Preferred Stock pursuant to this Section 3, the Conversion Rights provided in
Section 4 below shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless the Corporation defaults in payment of the Redemption Price.

        4. CONVERSION. The holders of the Series A, Series B, Series C and Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                (a) OPTIONAL CONVERSION.

                        (i) Each share of Series A, Series B, Series C and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of



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Preferred Stock by the Conversion Price (as defined below) at the time in effect for such share. The initial Conversion Price per share for shares of Series A, Series B, Series C and Series D Preferred Stock shall be the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue
Price and the Original Series D Issue Price, respectively; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section 4(c). Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid in cash, to the extent legally permitted.

                        (ii) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) hereof, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any declared and unpaid dividends payable pursuant to Section 1(a) hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or, in the case of automatic conversion, immediately prior to the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (b) AUTOMATIC CONVERSION ON INITIAL PUBLIC OFFERING. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended, the public offering price of which is not less than $9.00 per share (adjusted to reflect any Recapitalizations) and the proceeds thereof (net of underwriting commissions and offering expenses) exceed $18,000,000. Any conversion of Preferred Stock pursuant to this Section 4(b) may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the

Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                (c) ADJUSTMENTS TO CONVERSION PRICE.

                        (i) SPECIAL DEFINITIONS. For purposes of this Section 4(c), the following definitions shall apply:

                                (1) "OPTIONS" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                (2) "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                (3) "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Corporation after the incorporation of the Corporation, other than shares of Common Stock issued or issuable:

                                    (A) upon conversion of shares of Preferred
Stock;

                                    (B) to officers, directors or employees of,
or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or other agreement approved by the Board, and the majority of the then-outstanding shares of capital stock.

                                    (C) as a dividend or distribution on a
series of Preferred Stock;

                                    (D) in an event described in Section
4(c)(vi);

                                    (E) as a dividend on Common Stock where the
Corporation declares or pays a Common Stock dividend on a series of Preferred Stock in the same manner as declared or paid on the Common Stock; or

                                    (F) by way of dividend or other distribution
on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D), (E) or this clause
(F).

                                (4) "ORIGINAL ISSUE DATE" shall mean, with
respect to each series of Preferred Stock, the date on which the first share of Series D Preferred Stock was issued.

                        (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue.

                        (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                                (1) OPTIONS AND CONVERTIBLE SECURITIES. In the
event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversions or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (A) except as provided in Section
4(c)(iii)(B), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

                                    (B) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                    (C) no readjustment pursuant to clause (B)
above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                        (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)) without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the "Dilution Price"), then and in each such event the Conversion Price of the such series of Preferred Stock shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purposes of this Section 4(c)(iv), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock and all outstanding Options and Convertible Securities shall be deemed to be outstanding, and, immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

                        (v) DETERMINATION OF CONSIDERATION. For purposes of this
Section 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                (1) CASH AND PROPERTY. Such consideration shall:

                                    (A) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

                                    (B) insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board in the good faith exercise of its reasonable business judgment; and

                                    (C) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which converts both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                (2) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                    (A) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (B) the maximum number of shares of Common
Stock as set forth in the instruments relating thereto (without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or their conversion or exchange of such Convertible Securities.

                        (vi) OTHER ADJUSTMENTS TO CONVERSION PRICE.

                                (1) SUBDIVISIONS, COMBINATIONS, OR
CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                Notwithstanding the foregoing, any adjustment of the Conversion Price of a series of Preferred Stock pursuant to this paragraph (1) shall not be made if the outstanding shares of such Preferred Stock are combined or consolidated in the same manner and at the same time and ratio as the outstanding shares of Common Stock.

                                (2) DISTRIBUTION OTHER THAN CASH DIVIDENDS OUT
OF RETAINED EARNINGS. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of a series of Preferred Stock shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which the shares of such series of Preferred Stock then held by each such holder is then convertible.

                                (3) RECLASSIFICATIONS. In the case, at any time
after the date thereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or which is treated as a liquidation pursuant to Section 2(d)), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation, the shares of the Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of the Preferred Stock into Common Stock. The provisions of this clause 4(c)(vi)(3) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                (d) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the Series A, Series B, Series C or Series D Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received by such holder upon the conversion of the Series A, Series B, Series C or Series D Preferred Stock.

                (e) STATUS OF CONVERTED STOCK. In case any shares of Preferred Stock shall be converted pursuant to this Section 4 hereof, the shares of Preferred Stock so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

                (f) FRACTIONAL SHARES. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of a series of Preferred Stock held by such holder at the time of converting into Common Stock.

                (g) MISCELLANEOUS.

                        (i) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                        (ii) No adjustment in the Conversion Price of a series of Preferred Stock need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

                (h) NO IMPAIRMENT. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                        (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        5. VOTING RIGHTS. Except as otherwise required by law or by Section 8 hereof and subject to the provisions of Sections 5(a), 5(b) and 5(c) below, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Preferred Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

                (a) At each annual election of directors of the Corporation, the holders of the Preferred Stock shall be entitled, voting as a single class, to elect two (2) directors of the Corporation. In the case of any vacancy in the office of a director elected by the holders of the Preferred Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the Preferred Stock, voting as a single class, given at a special meeting of such shareholders duly called for that purpose or by the unanimous written consent of such shareholders. Any director who shall have been elected by the holders of the Preferred Stock may appoint a director to serve as such until the holders of the Preferred Stock duly elect a successor director. Any director who shall have been elected by the holders of the Preferred Stock may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of that percentage of the Preferred Stock required by Section 141(k) of the Delaware General Corporation Law, given at a special meeting of such shareholders duly called for that purpose or by the unanimous written consent of such shareholders, and any such vacancy thereby created may be filled by the holders of a majority of the Preferred Stock represented at such meeting or by such unanimous written consent.

                (b) At each annual election of directors of the Corporation, the holders of the Common Stock shall be entitled, voting as a single class, to elect two (2) directors of the Corporation. In the case of any vacancy in the office of a director elected by the holders of the

Common Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the Common Stock, voting as a single class, given at a special meeting of such shareholders duly called for that purpose or by the unanimous written consent of such shareholders. Any director who shall have been elected by the holders of the Common Stock may appoint a director to serve as such until the holders of the Common Stock duly elect a successor director. Any director who shall have been elected by the holders of the Common Stock may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of that percentage of the Common Stock required by Section 141(k) of the Delaware General Corporation Law, given at a special meeting of such shareholders duly called for that purpose or by the unanimous written consent of such shareholders, and any such vacancy thereby created may be filled by the holders of a majority of the Common Stock represented at such meeting or by such unanimous written consent.

                (c) At each annual election of directors of the Corporation, the holders of the Preferred Stock and Common Stock shall be entitled, voting as a single class, to elect two (2) directors of the Corporation. In the case of any vacancy in the office of a director elected by the holders of the Preferred Stock and Common Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the Preferred Stock and Common Stock, voting as a single class, given at a special meeting of such shareholders duly called for that purpose or by the unanimous written consent of such shareholders. Any director who shall have been elected by the holders of the Preferred Stock and Common Stock voting together as a single class, may appoint a director to serve as such until the holders of the Preferred Stock and Common Stock voting together as a single class, duly elect a successor director. Any director who shall have been elected by the holders of the Preferred Stock and Common Stock voting together as a single class, may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of that percentage of the Preferred Stock and Common Stock required by Section 141(k) of the Delaware General Corporation Law, given at a special meeting of such shareholders duly called for that purpose or by the unanimous written consent of such shareholders, and any such vacancy thereby created may be filled by the holders of a majority of the Preferred Stock and Common Stock voting together as a single class, represented at such meeting or by such unanimous written consent.

        6. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of any action enumerated in Section 8 hereof or of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken from the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        7. NOTICES. Any notice required by the provisions of the Certificate to be given to the holders of Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

        8. PROTECTIVE PROVISIONS.

                (a) So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of such Preferred Stock, voting as a separate class, take any action that:

                        (i) alters, amends or changes the rights, preferences or privileges of the Preferred Stock in any manner that is materially adverse to the holders thereof;

                        (ii) increases the authorized number of directors of the Corporation to a number greater than six;

                        (iii) results in the consolidation or merger with or into any other corporation or the sale of all or substantially all of the assets of this Corporation (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of this Corporation) unless the shareholders of this Corporation immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any shareholder or the Corporation owned immediately prior to such merger or consolidation as a shareholder of another party to the transactions shall be disregarded);

                        (iv) creates any new class of shares that has a preference over or is on a parity with any series of Preferred Stock with respect to voting, dividends or liquidation preferences;

                        (v) increases the authorized number of shares of the capital stock of the Corporation;

                        (vi) repurchase any share or shares of Common Stock; provided however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment; or

                        (vii) perform any act which would result in taxation of the holders of shares of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

                (b) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of two-thirds (2/3) of the then-outstanding shares of Series C Preferred Stock, voting as a separate class, take any action that:

                        (i) alters the rights, preferences or privileges of the Series C Preferred Stock in any manner that is materially adverse to the holders thereof;

                        (ii) results in the consolidation or merger with or into any other corporation or the sale of all or substantially all of the assets of this Corporation (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of this Corporation) unless the shareholders of this Corporation immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any shareholder or the Corporation owned immediately prior to such merger or consolidation as a shareholder of another party to the transactions shall be disregarded) or unless the holders of Series C Preferred Stock receive consideration valued at or greater than Four Dollars ($4.00) pursuant to Section 2(e) hereof for each share of Series C Preferred Stock held by each such holder (as adjusted for any Recapitalizations with respect to the Series C Preferred Stock); or

                        (iii) amends the automatic conversion provisions set forth in Section 4(b) hereof.

        9. [INTENTIONALLY OMITTED]

                C. COMMON STOCK.

        1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

        2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

        3. MERGER OR SALE OF ASSETS. Upon the merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such transactions, or any transaction or series of related transactions of the Corporation in which in excess of 50% of the Corporation's voting power is transferred, or a sale of all or substantially all of the assets of the Corporation, the holders of the Common Stock shall participate in such transaction as provided in Section 2 of this Article IV(B).

        4. REDEMPTION. The Common Stock is not redeemable as a matter of right by any holder thereof.

        5. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

      The name and mailing address of the sole incorporator is as follows:

      Name                         Mailing Address

      Janet S. Herman              c/o Morrison & Foerster, LLP
                                   755 Page Mill Road
                                   Palo Alto, CA 94304-1018

                                   ARTICLE VI

                 The Corporation is to have perpetual existence.

                                   ARTICLE VII

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VIII

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

        The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

        After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of
Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

        Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereto to the right to vote any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                                   ARTICLE IX

        The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

                                    ARTICLE X

        The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

                                   ARTICLE XI

        From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this
Article XI.

        The undersigned, as the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Law of the State of Delaware, makes this certificate, hereby declaring and certifying that this act and deed and the facts herein stated are true, and accordingly, have hereunto set may hand this 4th day of March, 1999.


                                            /s/ JANET S. HERMAN
                                            ------------------------------------
                                            Janet S. Herman,
                                            Sole Incorporator